SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. ____)

Filed by the Registrant [   ]
Filed by a Party other than the Registrant [X]

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[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]	Definitive Proxy Statement
[ ]	Definitive Additional Materials
[X]	Soliciting Material under Rule 14a-12

BANCORP RHODE ISLAND, INC.
(Name of Registrant as Specified in its Charter)

Financial Edge Fund, L.P.
PL Capital, LLC
Goodbody/PL Capital, LLC
Financial Edge-Strategic Fund, L.P.
PL Capital/Focused Fund, L.P.
Goodbody/PL Capital, L.P.
PL Capital Advisors, LLC
Richard J. Lashley
John W. Palmer
(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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Filed by PL Capital Group

        On February 3, 2009, PL Capital Group issued a press release related to Bancorp Rhode Island, Inc. and PL Capital Group’s potential submission of corporate governance proposals for approval by stockholders at Bancorp Rhode Island’s 2009 Annual Meeting of Stockholders. A copy of the press release follows as part of this filing under Rule 14a-12 of the Securities Exchange Act of 1934, as amended.

Important Information

        PL Capital Group currently intends to file a definitive proxy statement with the Securities and Exchange Commission (the “SEC”) in connection with PL Capital Group’s potential submission of corporate governance proposals for approval by stockholders at Bancorp Rhode Island’s 2009 Annual Meeting of Stockholders. The definitive proxy statement and proxy card will be sent to stockholders of Bancorp Rhode Island seeking their support of the corporate governance proposals at Bancorp Rhode Island’s 2009 Annual Meeting of Stockholders. Stockholders are urged to read the definitive proxy statement and proxy card when they become available, because they will contain important information about the corporate governance proposals submitted by PL Capital Group and related matters. Stockholders may obtain a free copy of the definitive proxy statement (when available) and other documents filed by PL Capital Group with the SEC at the SEC’s web site at www.sec.gov. The definitive proxy statement (when available) and other related SEC documents filed by PL Capital Group with the SEC may also be obtained free of charge from PL Capital Group.

        PL Capital Group consists of the following persons who will be participants in the solicitation from Bancorp Rhode Island, Inc.‘s stockholders of proxies in favor of PL Capital Group’s corporate governance proposals: PL Capital, LLC; Goodbody/PL Capital, LLC; Financial Edge Fund, L.P.; Financial Edge-Strategic Fund, L.P.; PL Capital/Focused Fund, L.P.; Goodbody/PL Capital, L.P.; PL Capital Advisors, LLC; Richard J. Lashley; and John W. Palmer. Such participants may have interests in the solicitation, including as a result of holding shares of Bancorp Rhode Island common stock. Information regarding the participants and their interests will be contained in the definitive proxy statement to be filed by PL Capital Group with the SEC in connection with Bancorp Rhode Island’s 2009 Annual Meeting of Stockholders.

PL CAPITAL RESPONDS TO BANCORP RHODE ISLAND

Naperville, IL February 3, 2009 PR Newswire/ — On January 30, 2009, the PL Capital Group sent a letter to the board of directors of Bancorp Rhode Island, Inc. (NASDAQ: BARI), informing them of (1) PL Capital’s intent to solicit proxies from fellow shareholders of Bancorp Rhode Island at the 2009 Annual Meeting of Shareholders and (2) Bancorp Rhode Island management’s mishandling of an important conference call with analysts, investors and shareholders on January 29, 2009. On February 3, 2009 Bancorp Rhode Island management sent a letter to PL Capital and issued a press release dated February 3, 2009 which purported to address PL Capital’s concerns.

In a subsequent letter dated February 3, 2009 to BancorpRI, the PL Capital Group responded as follows:

“With regard to our shareholder proposals, we appreciate that the Nominating and Governance Committee will review them. While it is a good idea for the Committee to begin considering the three proposals outlined in our letter, as we noted in our letter those proposals are not finalized or necessarily complete. We will submit our formal proposals in accordance with the deadlines and requirements contained in BancorpRI’s by-laws. We may add additional proposals. For example, we are considering adding a proposal on executive compensation (which in part depends upon whether or not the U.S. Treasury imposes additional executive compensation limits on TARP recipients such as BancorpRI, as has been discussed recently).

With regard to your claim that our letter is a restatement of our previously expressed views as to the Company’s strategy and performance, you are correct. We have consistently held these views and still hold them. The implication in your letter that this is somehow dismissive of our claims, is incorrect. The fact that we lost the proxy contest in the past two years does not invalidate our views. It just means that many shareholders (and ISS) gave BancorpRI the benefit of the doubt in the prior years’ elections. In hindsight, this appears to be a mistake, in our view, given the results. Your response to our letter failed to address the substantive concerns we raised over the Company’s performance, the loss of shareholder value and missed strategic opportunities. We look forward to those items being addressed.

With regard to costs incurred by the Company in the 2008 proxy contest ($500,000 pretax), we are not responsible for management’s inability to control costs. We spent less than one-third of what the Company spent so it’s hard for us to understand why the Company incurred such high costs. If management’s inability to complete this project (the proxy contest) without incurring such high costs is indicative of all of its activities, it may explain why the Company’s efficiency ratio is so high.

We are of course sensitive to how management and the Board spends our (and all shareholders) money, which is why we are requesting that the Board adopt our shareholder proposals unilaterally, without the need for another proxy contest. Spending shareholder’s money and wasting management’s time fighting against corporate governance standards which are widely adopted by other public companies and widely supported by corporate governance experts, would be a waste of corporate assets on the Board’s part in our view.

With regard to the conference call, we accept your representation that the abrupt end to the call may have been unintended and out of management’s control. I can assure you that I had dialed into the queue to ask questions. Perhaps it did not register in the system, but if the operator had asked whether there were additional questions and given everyone time to re-enter the queue, I would have done so. I spoke to one other large holder of the stock that was on the call and waiting to enter the queue (he normally waits to ask questions, to see if his questions get answered by other callers.) The call ended so abruptly that he was unable to ask questions.

Your letter failed to address our request that the earnings release be issued the afternoon prior to the next morning’s conference call. We look forward to that simple improvement being made in future quarters.

With regard to your dismissal of our request that a Form 8-K be issued containing the 2009 guidance verbally disclosed in the Q4 2008 conference call (by noting that the call is archived on the Company’s website for six months), we repeat our claim that the companies and management teams that provide transparency and are open to questions are more respected and trusted by shareholders, analysts and investors. Refusal to issue the guidance in a Form 8-K is your prerogative, and regrettably proves our point.”

Contact:	Richard Lashley	John W. Palmer
	973-360-1666	630-848-1340
	Bankfund@aol.com	Palmersail@aol.com

Important Information

PL Capital Group currently intends to file a definitive proxy statement with the Securities and Exchange Commission (the “SEC”) in connection with PL Capital Group’s potential submission of corporate governance proposals for approval by stockholders at Bancorp Rhode Island’s 2009 Annual Meeting of Stockholders. The definitive proxy statement and proxy card will be sent to stockholders of Bancorp Rhode Island seeking their support of the corporate governance proposals at Bancorp Rhode Island’s 2009 Annual Meeting of Stockholders. Stockholders are urged to read the definitive proxy statement and proxy card when they become available, because they will contain important information about the corporate governance proposals submitted by PL Capital Group and related matters. Stockholders may obtain a free copy of the definitive proxy statement (when available) and other documents filed by PL Capital Group with the SEC at the SEC’s web site at www.sec.gov. The definitive proxy statement (when available) and other related SEC documents filed by PL Capital Group with the SEC may also be obtained free of charge from PL Capital Group.

Participants in Solicitation

PL Capital Group consists of the following persons who will be participants in the solicitation from Bancorp Rhode Island, Inc.‘s stockholders of proxies in favor of PL Capital Group’s corporate governance proposals: PL Capital, LLC; Goodbody/PL Capital, LLC; Financial Edge Fund, L.P.; Financial Edge-Strategic Fund, L.P.; PL Capital/Focused Fund, L.P.; Goodbody/PL Capital, L.P.; PL Capital Advisors, LLC; Richard J. Lashley; and John W. Palmer. Such participants may have interests in the solicitation, including as a result of holding shares of Bancorp Rhode Island common stock. Information regarding the participants and their interests will be contained in the definitive proxy statement to be filed by PL Capital Group with the SEC in connection with Bancorp Rhode Island’s 2009 Annual Meeting of Stockholders.